Exhibit 34.3

Report of Independent Registered Public Accounting Firm

The Board of Directors
Synchrony Bank:

We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance, that Synchrony Bank (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company acted as servicer involving private-label and co-branded credit card receivables and excluding private asset-backed securities transactions involving receivables that are not originated through the retail card segment of SYNCHRONY FINANCIAL (the Platform), as of and for the twelve months ended December 31, 2015. Management has determined that servicing criteria 1122(d)(1)(ii), 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii) and 1122(d)(4)(ix) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the servicing services provided by the Company with respect to the Platform. The Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed in prior years under other servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03, as applicable, for the 2015 assessment period as of and for the year ended December 31, 2015. With respect to servicing criterion 1122(d)(4)(iii), there were no activities performed during the twelve months ended December 31, 2015 with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities. Appendix B to Management’s Assessment of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment of Compliance for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A), 1122(d)(2)(vii)(B) and 1122(d)(2)(vii)(D), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assessment, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A), 1122(d)(2)(vii)(B) and 1122(d)(2)(vii)(D) for which compliance is determined based on C&DI 200.06 as described above, as of and for the twelve months ended December 31, 2015 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

March 29, 2016